   As filed with the Securities and Exchange Commission on October 26, 2001.

                                                    Registration No. 333________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             ---------------------

                        SERVICE CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)


        TEXAS                                                    74-1488375
(State of other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               1929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 522-5141
                (Name, address, including zip code, and telephone
                      number, including area code, of each
                    registrant's principal executive offices)

                             JAMES M. SHELGER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        SERVICE CORPORATION INTERNATIONAL
                               1929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 522-5141
            (Name, address, including zip code, and telephone number,
         including area code, of agent for service for each registrant)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.



                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                PROPOSED
                                                                 MAXIMUM        PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                       AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
 SECURITIES TO BE REGISTERED                   REGISTERED       PER UNIT (1)       PRICE (1)(2)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock(3)                              )
Junior Participating Preferred Stock Purchase) 6,000,000           $6.00          $36,000,000.00         $9,000.00
Rights (traded with Common Stock)            )
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Such amount represents the amount computed pursuant to 457(c) for any Common Stock.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

     If this Form is filed to registered additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE

Subject to Completion                          Service Corporation International
Prospectus                                     1929 Allen Parkway
Dated: October 26, 2001                        Houston, Texas  77019
                                               713-522-5141

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     Up to 6,000,000 Shares of Common Stock

                        SERVICE CORPORATION INTERNATIONAL

                                 ---------------

                                 Trading Symbol:
                          New York Stock Exchange -- SRV

     The shares of common stock offered hereby will be issued and distributed by us to employees and former employees who elect to receive shares of common stock in a lump-sum distribution of all or part of the discounted present value of their retirement benefits pursuant to our

     o supplemental executive retirement plan for senior officers, or Senior SERP; and

     o    supplemental executive retirement plan, or SERP.

     The number of shares of our common stock to be issued and distributed to each participant under the Senior SERP and the SERP will be calculated by dividing each participant's discounted present value retirement benefit amount by the average closing price per share on The New York Stock Exchange of our common stock for the five trading days immediately after our deadline for receipt of the participant's election to receive shares of common stock. In this prospectus, we call that price the Distribution Price. The shares of common stock received by the participants may be sold subsequently from time to time, including for a limited period to J.P. Morgan Securities Inc., and J.P. Morgan Securities Inc. may resell them pursuant to this prospectus.

     If the participants sell any or all of the shares of common stock received in connection with the Senior SERP and the SERP to J.P. Morgan Securities Inc. pursuant to the arrangement described in the preceding paragraph we will pay any commission in connection therewith and they will receive the Distribution Price per share. We have agreed with J.P. Morgan Securities Inc. that it will receive no more and no less than the Distribution Price when reselling such shares into the market. This arrangement will require us to pay out cash to J.P. Morgan Securities Inc. if the price at which the common stock is resold to the market is less than the Distribution Price. To the extent the resale of shares of common stock by J.P. Morgan Securities Inc. exceeds the Distribution Price, the excess proceeds will be paid to us. In addition, under certain circumstances J.P. Morgan Securities Inc. is entitled to require us to purchase, at the Distribution Price, up to $5,000,000 of the shares of our common stock that J.P. Morgan Securities Inc. purchased from the participants in connection with the transactions described herein.

     Our common stock is listed on the New York Stock Exchange. On October 23, 2001 the last reported sale price of the common stock on the New York Stock Exchange was $6.00 per share.

                                 ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                            __________________, 2001

                                TABLE OF CONTENTS

                                                                               PAGE
Where You Can Find More Information..............................................3
The Company......................................................................4
The Offering.....................................................................4
Use of Proceeds..................................................................4
Description of Capital Stock.....................................................5
Description of Supplemental Executive Retirement Plan for Senior Officers........6
Description of Supplemental Executive Retirement Plan............................6
Material Federal Income Tax Considerations.......................................7
Plan of Distribution.............................................................7
Legal Matters....................................................................8
Experts  ........................................................................8
Information not Required in Prospectus...........................................9

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" into this document the information we file with it, which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001;

         o     Current Reports on Form 8-K dated March 12, 2001 and June 27,
               2001;

         o Description of Series D Junior Participating Preferred Stock Purchase Rights contained in Registration Statement on Form 8-A dated May 15, 1998; and

         o Description of capital stock set forth under the caption "Item 1. Description of Securities to be Registered -- Capital Stock" in the Form 8, Amendment No. 3, dated September 15, 1982, to Registration Statement on Form 8-A.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Service Corporation International
                  1929 Allen Parkway
                  Houston, Texas 77019
                  (713) 522-5141
                  Attention: James M. Shelger

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

                                  THE COMPANY

         Service Corporation International was incorporated in Texas on July 5,

1962 and is the largest provider of death care services and products in the world. As of June 30, 2001, we operated 3,385 funeral service locations, 506 cemeteries and 185 crematoria located in 17 countries on four continents. "Our principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019, telephone number: (713) 522-5141.

                                  THE OFFERING

         We maintain the Senior SERP and the SERP to provide retirement benefits in the form of annual cash payments which are generally paid after retirement. We are providing a one-time opportunity for each participant vested in the Senior SERP and the SERP to elect to receive, in full or partial settlement thereof, a lump-sum distribution of the present value (using a 10% discount rate) of all or part of his or her retirement benefits in shares of our common stock. To the extent that a participant elects to receive a percent, but not all, of his or her vested retirement benefits in shares of common stock, such participant's remaining annual cash payments under the Senior SERP or the SERP will be reduced by such percent. To the extent a participant elects to receive retirement benefits in shares of common stock, our future cash obligations will be reduced. If all participants in the Senior SERP and the SERP elect to receive the present value of all of their retirement benefits in shares of common stock, our future cash obligations to participants currently receiving or entitled to retirement payments would be reduced by approximately $3 million per year. To the extent participants do not elect to receive the discounted present value of their retirement benefits in shares of common stock, shares of common stock will not be issued under this prospectus.

         The number of shares of our common stock to be issued and distributed to each participant under the Senior SERP and the SERP electing to receive common stock in lieu of all or part of the annual cash payments to which they would otherwise be entitled will be calculated by dividing the present value of the participant's benefit amount which he or she has elected to receive in common stock by the average closing price per share of our common stock on the New York Stock Exchange for the five trading days immediately following our deadline for receipt of the participant's election to receive shares of common stock. In this prospectus, we call that price the Distribution Price. For example, if a participant had a present value benefit amount of $600,000 and the Distribution Price was $6.00 per share, the participant (assuming he or she had elected to receive all of his or her retirement benefits in shares of common stock) would receive 100,000 shares of our common stock.

         At the time participants elect to receive the shares of common stock to be distributed, the participants may elect to sell all, some or none of the shares received. We have arranged for participants who desire to sell all or some of their shares of common stock to sell shares immediately to J.P. Morgan Securities Inc. at the Distribution Price. We have agreed with J.P. Morgan Securities Inc. that it will receive no more and no less than the Distribution Price when reselling such shares into the market. This arrangement will require us to pay out cash to J.P. Morgan Securities Inc. if the price at which the common stock is resold to the market is less than the Distribution Price. If the price at which the common stock is resold exceeds the Distribution Price, then the excess proceeds will be paid to us. Depending upon whether we receive or pay out cash under this arrangement, we will recognize it as either income or expense. In addition, under certain circumstances J.P. Morgan Securities Inc. is entitled to require us to purchase, at the Distribution Price, up to $5,000,000 of the shares of our common stock that J.P. Morgan Securities Inc. purchased from the participants in connection with the transactions described herein.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the issuance and distribution to employees and former employees of our shares of common stock under the Senior SERP or the SERP. We could receive excess proceeds upon the resale of shares of common stock by J.P. Morgan Securities Inc. if the price at which the common stock is resold exceeds the Distribution Price. Any proceeds received by us will be used for working capital or debt reduction.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of June 30, 2001, we had authorized capital stock consisting of 1,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock"), and 500,000,000 shares of common stock. As of June 30, 2001, we had outstanding 289,744,856 shares of common stock. No shares of Preferred Stock were outstanding on such date.

         The following description of the common stock does not purport to be complete and is qualified in its entirety by reference to applicable provisions of Texas law, our Restated Articles of Incorporation (the "Articles of Incorporation"), our Bylaws, as amended, (the "Bylaws"), the Rights Agreement dated as of May 14, 1998 (the "Rights Agreement"), between us and Harris Trust and Savings Bank, as rights agent, and the Agreement Appointing a Successor Rights Agent under Rights Agreement dated as of June 1, 1999 among us, Harris Trust and Savings Bank and The Bank of New York, as successor rights agent.

COMMON STOCK

         Subject to the prior rights of holders of shares of Preferred Stock, the holders of shares of common stock:

         o are entitled to such dividends as may be declared by our Board of Directors out of funds legally available therefor;

         o     are entitled to one vote per share;

         o     have no preemptive or conversion rights;

         o are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and

         o are entitled upon liquidation to receive the assets of the Company remaining after the payment of corporate debts and the satisfaction of the liquidation preference of Preferred Stock.

Voting is non-cumulative. The outstanding shares of common stock are fully paid and non-assessable.

         Under the terms of the credit agreements with our bank lenders, we are currently prohibited from paying dividends or repurchasing common stock.

         The Transfer Agent and Registrar for the common stock is The Bank of New York, located in the city of New York.

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

         Our Articles of Incorporation contain various provisions that may be deemed to have an anti-takeover effect. These provisions include the following:

         o the requirement of a four-fifths vote of outstanding shares of capital stock:

               -- to approve the merger or consolidation of the Company, or the exchange by us of our securities, with a holder of 10% or more of the our capital stock;

               --   to remove directors with or without cause; and

               --   to amend or repeal any of these provisions;

         o the creation of a classified Board of Directors consisting of three classes;

         o the establishment of a minimum of nine and a maximum of 15 directors;

         o the ability of the directors, by four-fifths vote, to remove a director, subject to approval by a majority vote of the shareholders; and

         o the right of directors to fill vacancies on the board without the approval of shareholders.

         We also maintain a rights plan, pursuant to which one preferred share purchase right is outstanding for each share of common stock outstanding. These rights become exercisable in the event of certain attempts to acquire 20% or more of our common stock and allow rights holders to purchase our securities or securities of the acquiring entity.

    DESCRIPTION OF SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR SENIOR OFFICERS

         The Senior SERP is a non-qualified plan which covers officers and selected key employees. Benefits under the Senior SERP do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were set by the Compensation Committee of our Board of Directors from time to time. Subject to completing at least five years of vesting service, the participant became vested at age 60 to the full amount of his benefit; if his employment terminated earlier than age 60, he became vested to the amount of his benefit multiplied by a fraction of which the numerator was the participant's years of service and the denominator was the number of years from the participant's hire date until he reached age 60.

         In 2000, we amended the Senior SERP effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees will become eligible to participate in the plan after December 31, 2000.

         Benefit payments under the Senior SERP are made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the Senior SERP), we will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death to the date of his 60th birthday or from the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

              DESCRIPTION OF SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The SERP is a non-qualified plan which covers employees and former employees. Monthly benefits are computed at 3% of a participant's average monthly compensation multiplied by his years of service (according to the SCI Pension Plan) up to a maximum of 20 years. This amount is reduced by amounts payable under the terms of the SCI Pension Plan, 50% of the Social Security benefit expected to be payable to the participant at age 65, any amount previously paid to the participant under the SERP as a result of a change of control of the Company (as defined in the SCI Pension Plan), and any other supplemental retirement benefits available to the participant under any other nonqualified deferred compensation arrangement between us and the participant. A participant must have a minimum of ten years of service in order to be eligible to receive his SERP benefits. Benefit payments are made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55.

         In 2000, we amended the SERP effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees will become eligible to participate in the SERP after December 31, 2000.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         Each participant in the Senior SERP or the SERP will be permitted to receive an immediate lump-sum payment in exchange for all or part of his rights under the plans. Although the amount of the lump-sum payment will be calculated based on the Distribution Price, each participant's tax consequences will be determined based on his or her decision concerning the sale of such shares to J.P. Morgan Securities Inc. If the participant elects to sell shares to J.P. Morgan Securities Inc., the sale will be made at the Distribution Price and his or her tax consequences with respect to those shares sold to J.P. Morgan Securities, Inc. as a result of his or her election will be based on the Distribution Price. On the distribution date, the participant will be treated as receiving ordinary income equal to the number of shares received and then sold to J.P. Morgan Securities Inc. as a result of his or her election times the Distribution Price, and will be subject to all applicable income and payroll tax withholding on such income. The commissions and expenses we pay on behalf of the participant also will be treated as taxable income to such participant and will be subject to all applicable income and payroll tax withholding.

         If a participant does not elect to sell shares to J.P. Morgan Securities Inc., his or her taxes for such shares will be based on the actual trading price of our common stock on the date such shares of common stock are distributed to the participant, such "actual trading price" to be equal to the mean between the highest and lowest quoted selling price on such date. As a result, although the number of shares to be distributed will be calculated based on the Distribution Price, the participant's tax consequences with respect to those shares received but not sold to J.P. Morgan Securities Inc. as a result of his or her election will be calculated based on the trading price of the shares of common stock on the distribution date. On that date, the amount received by each participant will be treated as ordinary income and will be subject to all applicable income and payroll tax withholding.

                              PLAN OF DISTRIBUTION

         Shares of common stock offered by this prospectus are being distributed to employees and former employees upon election by the employees and former employees to receive the present value, discounted at an annual rate of 10%, of all or part of their retirement benefits pursuant to our Senior SERP and our SERP in shares of our common stock instead of cash.

         It is anticipated that such shares of common stock may be sold subsequently by the participants from time to time, including for a limited period to J.P. Morgan Securities Inc. pursuant to an arrangement between J.P. Morgan Securities Inc. and us. J.P. Morgan Securities Inc. will resell such shares on the New York Stock Exchange at market prices then prevailing or in one or more negotiated transactions at prices acceptable to J.P. Morgan Securities Inc., in its sole discretion.

         If a participant elects to sell shares to J.P. Morgan Securities Inc., we will pay any commissions on behalf of the participant and the participant will receive the Distribution Price per share sold. We have agreed with J.P. Morgan Securities Inc. that it will receive no more and no less than the Distribution Price when reselling the shares into the market. This arrangement could require us to pay out cash to J.P. Morgan Securities Inc. if the price at which the common stock is sold is less than the Distribution Price. If the price at which the common stock is sold exceeds the Distribution Price, then the excess proceeds will be paid to us. In addition, under certain circumstances J.P. Morgan Securities Inc. is entitled to require us to purchase, at the Distribution Price, up to $5,000,000 of the shares of our common stock that J.P. Morgan Securities Inc. purchased from the participants in connection with the transactions described herein.

         In connection with the sales described above, J.P. Morgan Securities Inc. and the participants may be deemed to be "underwriters," as defined in the Securities Act, in which event all brokerage commissions or discounts and other compensation received may be deemed underwriting compensation under the Securities Act.

         If a participant elects to sell shares other than to J.P. Morgan Securities Inc. as discussed above, the participant may sell such shares on the New York Stock Exchange at market prices then prevailing or in one or more negotiated transactions. In addition, any participant who is an affiliate of SCI may be obligated to comply with Rule 144 upon such sale.

         In order to comply with certain state securities laws, if applicable, the common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         No person is authorized to give any information or to make any representation, other than those contained in this prospectus, and any information or representations not contained in this prospectus must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities under any circumstances where such an offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                  LEGAL MATTERS

         The validity of the Common Stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Service Corporation International for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate (except for the SEC registration fee) of the fees and expenses payable by the Company in connection with the distribution of the Securities:

SEC registration fee ...................................               $   9,000.00
                                                                       ------------
Printing costs .........................................                   5,000.00
Legal fees and expenses ................................                  15,000.00
Accounting fees and expenses ...........................                  10,000.00
Miscellaneous ..........................................                   5,000.00
                                                                       ------------
                 Total .................................               $  44,000.00
                                                                       ============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Texas corporation.

         Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

         Under the Company's Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), no director of the registrant will be liable to the registrant or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company's directors will be limited to the fullest extent permitted by any such provision.

         The Company's Bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the registrant or such other business organizations. The Company also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Act").

         For a statement of the Company's undertakings with respect to indemnification of directors and officers, see Item 17 below.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)   Exhibits

                 EXHIBIT
                  NUMBER             DESCRIPTION

                    *1.1 Form of Settlement Agreement by and between Service Corporation International and J.P. Morgan Securities Inc.

                     3.1        Restated Articles of Incorporation.
                                (Incorporated by references to Exhibit 3.1 to Registration Statement No. 333-10867 on Form S-3)

                     3.2 Articles of Amendment to Restated Articles of Incorporation. (Incorporated by reference to
                                Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996)

                     3.3 Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock, dated July 27, 1998 (Incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30,
                                1998)

                     3.4 Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1999)

                     4.1 Rights Agreement dated as of May 14, 1998 between the Company and Harris Trust and Savings Bank. (Incorporated by reference to Exhibit 99.1 to Form 8-K dated May 14, 1998)

                     4.2 Agreement Appointing a Successor Rights Agent Under Rights Agreement, dated June 1, 1999, by the Company, Harris Trust and Savings Bank and The Bank of New York. (Incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended June 30, 1999)

                    *5.1        Opinion of Locke Liddell & Sapp LLP

                    10.1 Supplemental Executive Retirement Plan for Senior Officers (as Amended and Restated Effective as of January 1, 1998). (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31, 1998)

                    10.2 Form of First Amendment to Supplemental Executive Retirement Plan for Senior Officers. (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31,
                                2000)

                   *10.3 Form of Amended and Restated Supplemental Executive Retirement Plan (Effective January 1,
                                1998)

                   *10.4 First Amendment to the Amended and Restated Supplemental Executive Retirement Plan (Effective January 1, 2001)

                   *10.5 Form of correspondence from the Company to participants in the Supplemental Executive Retirement Plan for Senior Officers

                   *10.6 Form of Participant Settlement Agreement with participants in Supplemental Executive Retirement Plan for Senior Officers

                   *10.7 Form of correspondence from the Company to participants in the Supplemental Executive Retirement Plan

                   *10.8 Form of Participant Settlement Agreement with participants Supplemental Executive Retirement Plan

                   *23.1 Consent of Locke Liddell & Sapp LLP (included in their opinion filed as Exhibit 5.1)

                   *23.2 Consent of Independent Accountants (PricewaterhouseCoopers LLP)

                   *24.1        Powers of Attorney


----------
*        Filed herewith.

         (b)   Financial Statement Schedules.

         Financial statement schedules for the three years ended December 31, 2000.

         Schedule

         II    Valuation and Qualifying Accounts

         The Information required by Schedule II for the three years ended December 31, 2000 is incorporated herein by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2000.

ITEM 17. UNDERTAKINGS.

         (a)   The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act")

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) or the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
                        (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustees to act under subsection (a) of Section 310 of the Trust Indenture Act, as amended, in accordance with the Rules and Regulations prescribed by the Commission under
Section 305(b)(2) of that Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Service Corporation International certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 26th day of October, 2001.


                                      SERVICE CORPORATION INTERNATIONAL


                                      By: /s/ JAMES M. SHELGER
                                         ------------------------------
                                                James M. Shelger
                                         Senior Vice President, General
                                             Counsel and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.



SIGNATURE                                           TITLE                            DATE

         *                                   Chairman of the Board and Chief   October 26, 2001
------------------------------               Executive Officer
       R. L. Waltrip

         *                                   Senior Vice President Chief       October 26, 2001
------------------------------               Financial Officer
       Jeffrey E. Curtiss                    (Principal Financial Officer)

         *                                   Vice President Corporate          October 26, 2001
------------------------------               Controller (Principal
       W. Cardon Gerner                      Accounting Officer)

         *                                   Director                          October 26, 2001
------------------------------
       Anthony L. Coelho

         *                                   Director                          October 26, 2001
------------------------------
       Jack Finkelstein

         *                                   Director                          October 26, 2001
------------------------------
       A. J. Foyt, Jr.

         *                                   Director                          October 26, 2001
------------------------------
       James H. Greer

         *                                   Director                          October 26, 2001
------------------------------
       B.D. Hunter

         *                                   Director                          October 26, 2001
------------------------------
       Victor L. Lund

         *                                   Director                          October 26, 2001
------------------------------
       John W. Mecom, Jr.

         *                                   Director                          October 26, 2001
------------------------------
       Clifton H. Morris, Jr.

         *                                   Director                          October 26, 2001
------------------------------
       E. H. Thornton, Jr.

         *                                   Director                          October 26, 2001
------------------------------
       W. Blair Waltrip

         *                                   Director                          October 26, 2001
------------------------------
       Edward E. Williams


*By: /s/ JAMES M. SHELGER
    ---------------------
     James M. Shelger
     Attorney-in-Fact


EXHIBIT
 NUMBER             DESCRIPTION
-------             -----------
  *1.1            Form of Settlement Agreement by and between Service
                  Corporation International and J.P. Morgan Securities Inc.

   3.1 Restated Articles of Incorporation. (Incorporated by references to Exhibit 3.1 to Registration Statement No.
                  333-10867 on Form S-3)

   3.2            Articles of Amendment to Restated Articles of Incorporation.
                  (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1996)

   3.3            Statement of Resolution Establishing Series of Shares of
                  Series D Junior Participating Preferred Stock, dated July 27,
                  1998 (Incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30, 1998)

   3.4            Bylaws, as amended. (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended September 30, 1999)

   4.1 Rights Agreement dated as of May 14, 1998 between the Company and Harris Trust and Savings Bank. (Incorporated by reference to Exhibit 99.1 to Form 8-K dated May 14, 1998)

   4.2            Agreement Appointing a Successor Rights Agent Under Rights
                  Agreement, dated June 1, 1999, by the Company, Harris Trust and Savings Bank and The Bank of New York. (Incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended June 30, 1999)

  *5.1            Opinion of Locke Liddell & Sapp LLP

  10.1            Supplemental Executive Retirement Plan for Senior Officers (as
                  Amended and Restated Effective as of January 1, 1998).
                  (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December 31, 1998)

  10.2            Form of First Amendment to Supplemental Executive Retirement
                  Plan for Senior Officers. (Incorporated by reference to Exhibit 10.28 to Form 10-K for the fiscal year ended December
                  31, 2000)

 *10.3            Form of Amended and Restated Supplemental Executive Retirement
                  Plan (Effective January 1, 1998)

 *10.4            First Amendment to the Amended and Restated Supplemental
                  Executive Retirement Plan (Effective January 1, 2001)

 *10.5 Form of correspondence from the Company to participants in the Supplemental Executive Retirement Plan for Senior Officers

 *10.6            Form of Participant Settlement Agreement with participants in
                  Supplemental Executive Retirement Plan for Senior Officers

 *10.7 Form of correspondence from the Company to participants in the Supplemental Executive Retirement Plan

 *10.8            Form of Participant Settlement Agreement with participants
                  Supplemental Executive Retirement Plan

 *23.1 Consent of Locke Liddell & Sapp LLP (included in their opinion filed as Exhibit 5.1)

 *23.2            Consent of Independent Accountants (PricewaterhouseCoopers
                  LLP)

 *24.1            Powers of Attorney

----------
*  Filed herewith.